Exhibit 10.25
February 6, 2006
Mr. John E. Vollmer
Patterson-UTI Energy, Inc.
5956 Sherry Lane
Suite 1365
Dallas, Texas 75225
Dear John:
     As you know Patterson-UTI Energy, Inc. recently asked you to accept the position of Chief Financial Officer of the Company upon the resignation of Jody Nelson. You responded to the request and on November 2, 2005, the Board appointed you to the position. Subsequent to that day the Board and you learned of the substantial defalcation by Mr. Nelson and, upon your recommendation, the Company announced its intention to restate certain of its financial statements on account thereof.
     You have been instrumental in enabling the Company to quickly address issues and concerns that have arisen as a result of Mr. Nelson’s defalcation and the Board of Directors very much appreciates your efforts to date. It is extremely important to the Company that you continue as its Chief Financial Officer as the Company investigates the actions of Mr. Nelson, seeks recovery from him and makes its decisions as to appropriate actions to take, particularly with respect to the Company’s financial statements and controls, including completing the fiscal 2005 audit.
     You have expressed concern that by becoming and remaining the Chief Financial Officer of the Company you may be subject to the forfeiture provisions of Section 304 of the Sarbanes-Oxley Act of 2002 in the event the Company restates its prior financial statements as a result of the misconduct by Mr. Nelson, even though you were not the Chief Financial Officer of the Company during any of the periods that would be covered by such restatements. In addition, you have expressed concerns that income or gain realized by you through exercise of stock options, vesting of restricted stock units or sale of equity of the Company, in each case acquired by you prior to becoming Chief Financial Officer or upon exercise of options or vesting of restricted stock units received by you prior to becoming Chief Financial Officer, may be subject to recovery by the Company pursuant to Section 304 in the event of the restatement of financial statements of the Company that were issued while you are Chief Financial Officer even though the Company has no indication that such restatement resulted from misconduct on your part. The Company understands that you have these concerns because of the breadth of the language

John E. Vollmer
February 6, 2006

of Section 304 and uncertainty as to how the statute may be interpreted by the courts. You point out that if the Company were to hire a new Chief Financial Officer from outside the Company, that person would not have placed at risk his or her compensation and equity value from his or her former employers in a similar fashion.
     The Audit Committee of the Board of Directors and the Board of Directors believe that your continued service is vital to the Company at this time. Therefore, to induce you to continue to be the Chief Financial Officer of the Company, the Company agrees, to the fullest extent it may legally do so, that it is not entitled to and will not make any claim against you for reimbursement of any bonus or other incentive or equity based compensation received by you or any profits realized by you from the sale of securities of the Company, under Section 304 on account of the restatement of any financial statements of the Company covering any accounting period ending on or prior to September 30, 2005; provided that the foregoing shall not apply if it is determined by a final judgment of a court of competent jurisdiction, after exhaustion of all available appeals, that the applicable accounting restatement resulted from a material non-compliance by the Company with financial reporting requirements under the federal securities laws as a result of knowing misconduct by you.
     Further, the Company agrees to the fullest extent it may legally do so, that it will not make any claim against you for any profits realized from the sale of securities of the Company that were owned by you prior to your becoming Chief Financial Officer or were acquired by you on account of the exercise of options or the settling of restricted stock units that were held by you immediately prior to you becoming Chief Financial Officer, under Section 304 on account of the restatement of any financial statements of the Company covering any period during which you were Chief Financial Officer; provided the foregoing shall not apply if it is determined by final judgment of a court of competent jurisdiction after exhaustion of all available appeals, that the applicable accounting restatement resulted from a material non-compliance by the Company with financial reporting requirements under the federal securities laws as a result of knowing misconduct by you.
     In addition, to the fullest extent permitted by law, the Company agrees to indemnify and hold you harmless from and against all loss, cost and expense incurred by you, and to pay such expenses as and when incurred, in connection with your defense of any claim asserted against you to the effect that you are obligated to reimburse the Company for any bonus or other incentive or equity compensation received by you or any profits realized by you from the sale of securities of the Company, under Section 304 in contravention of the immediately preceding two paragraphs; provided that the foregoing shall not apply if it is determined by a final judgment of a court of competent jurisdiction, after exhaustion of all available appeals, that the applicable accounting restatement resulted from a material non-compliance by the Company with financial reporting requirements under the federal securities laws as a result of knowing misconduct by you.
     You acknowledge that the Company has advised you and you understand that the Securities and Exchange Commission may, independent of the Company, have the right to seek reimbursement for the Company under Section 304 and the Company makes no representation,

John E. Vollmer
February 6, 2006

and can provide no assurance, that the Company’s agreements herein will be binding upon or otherwise restrict or limit the SEC’s ability to obtain such reimbursement.
     Neither anything in this letter nor your acceptance hereof shall be construed as an acknowledgment by you or the Company that Section 304 has any applicability to you with respect to any accounting restatement with respect to accounting periods during which you were not Chief Financial Officer of the Company.
     The Company appreciates your continued service to it.

Very truly yours, PATTERSON-UTI ENERGY, INC.
By: